Exhibit 99.2

For Immediate Release	PRESS RELEASE

November 12, 2003

Contact:	Medstone International, Inc.
100 Columbia, Suite 100
Aliso Viejo, CA 92656
(949) 448-7700, Ext. 2235
David V. Radlinski, Chairman and CEO
david@medstone.com

MEDSTONE REPORTS THIRD QUARTER RESULTS

ALISO VIEJO, California, November 12, 2003 — Medstone International, Inc. (NASDAQ:MEDS) today reported revenues of $5,754,358 for the third quarter ending September 30, 2003, compared to $5,956,826 for the third quarter of the prior year. Net loss for the third quarter of 2003 was $106,153 or $.03 per share. The comparable quarter of the prior year the Company reported net income of $227,081 or $.06 per diluted share.

For the nine months ended September 30, 2003, revenues were $16,089,017 and net loss was $289,998 or $.08 per diluted share. This compares to revenues of $ 18,303,685, and net income was $475,564 or $.12 per diluted share, in the nine months ended September 30, 2002.

“The bottom line loss for the third quarter resulted from greater than normal expenditures on research and development, administrative expenses, and the operating loss by Arcoma. Medstone has continued the development of two major product lines – the UroPro Vista and the Multi-Rad. Both of these products have a great potential in the years to come. Administrative costs increased as a result of expenditures for evaluating the strategic merger with Prime Medical Services, Inc.,” stated David V. Radlinski, Chairman and CEO.

“Arcoma, a developer and manufacturer of medical equipment based in Sweden, experienced a loss for the third quarter. Medstone’s share of that loss was approximately $64,000. Arcoma, like many companies in Europe closes for the month of August. With the plant closed in August, Arcoma’s shipments were down. Year-to-date, Arcoma has been profitable,” concluded Mr. Radlinski.

Medstone’s balance sheet continued its strong position. At September 30, 2003, Medstone cash position was approximately $7.2 million and carried no long term debt.

About Medstone International, Inc.

Medstone is the leading distributor, manufacturer and fee-per-procedure service provider of lithotripters in the U.S. Medstone’s lithotripter is the first device approved in the U.S. to treat kidney stones and gallstones. Lithotripsy is a non-invasive cost-effective and proven treatment that uses shock waves to break down kidney stones. Medstone manufactures its extracorporeal shockwave lithotripters for sale to third parties and use within its own shared services program. In addition, it manufactures and distributes urology tables, and broad line of X-ray equipment. For more information, visit the Company’s website at www.medstone.com

(Comparative Table Attached)

MEDSTONE INTERNATIONAL, INC.

CONDENSED COMPARATIVE OPERATING RESULTS

September 30, 2003

	For the three months ended
	September 30, 2003	September 30, 2002
	(Unaudited)	(Unaudited)
Revenues	$5,754,358	$5,956,826

Income (loss) before taxes	$(32,053)	$528,881

Net income (loss)	$(106,153)	$227,081

Basic earnings (loss) per share:
Net income (loss)	$(.03)	$.06

Diluted earnings per share:
Net income (loss)	$ N/A	$.06

Number of shares used in the computation of earnings (loss) per share:
Basic	3,758,220	3,812,153

Diluted	N/A	3,812,153

	For the nine months ended
	September 30, 2003	September 30, 2002
	(Unaudited)	(Unaudited)
Revenues	$16,089,017	$18,303,685

Income (loss) before taxes	$(285,798)	$972,864

Net income (loss)	$(289,998)	$475,564

Basic earnings (loss) per share:
Net income (loss)	$(.08)	$.12

Diluted earnings per share:
Net income	$ N/A	$.12

Number of shares used in the computation of earnings per share:
Basic	3,758,220	3,896,819

Diluted	N/A	3,896,850

Selected Balance Sheet Data:
	September 30, 2003	September 30, 2002
Cash and short-term investments	$7,225,834	$6,044,830
Working capital	$16,557,668	$15,887,686
Total assets	$26,534,019	$27,312,343
Stockholders’ Equity	$23,032,288	$23,391,529

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties and are subject to changes in circumstances. Risks and uncertainties related to the Company’s operations and financial condition are indicated in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.

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